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                                 EXHIBIT 5.1
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                                 May 2, 1994


Larizza Industries, Inc.
201 West Big Beaver Road, Suite 1040
Troy, Michigan 48084

Ladies and Gentlemen:

   We have represented Larizza Industries, Inc., an Ohio corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") of a Registration Statement on Form S-1, File No. 33-52641 (the "Registration Statement"), for the registration under the Securities Act of 1933, as amended (the "Securities Act"), of a maximum of 9,523,040 shares of the Company's Common Stock, no par value (the "Common Stock").

   Based upon our examination of such documents and other matters as we deem relevant, it is our opinion that:

   1. The shares of Common Stock covered by the Registration Statement previously issued and outstanding and to be sold by the Selling Shareholders (as set forth in the Registration Statement under the caption "Principal and Selling Shareholders") have been duly authorized and validly issued and are fully paid and nonassessable.

   2. The shares of Common Stock covered by the Registration Statement to be issued and sold by the Company have been duly authorized and, when issued and sold by the Company, will be validly issued, fully paid and nonassessable.

   We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Prospectus included in the Registration Statement under the caption "Legal Matters." In giving such consents, we do not admit hereby that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission thereunder.


                                        Very truly yours,

                                        /s/ HONIGMAN MILLER SCHWARTZ AND COHN

                                        HONIGMAN MILLER SCHWARTZ AND COHN